Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated September 10, 2025, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of A-Mark Precious Metals, Inc. on Form 10-K for the year ended June 30, 2025. We consent to the incorporation by reference of said reports in the Registration Statements of A-Mark Precious Metals, Inc. on Forms S-8 (File No. 333-268226, effective November 7, 2022, and File No. 333-238111, effective May 8, 2020).

/s/ GRANT THORNTON LLP

Newport Beach, California

September 10, 2025